Exhibit 99.1

USG Announces Agreement in Principle for Sale of European Businesses

CHICAGO — Aug. 7, 2012 — USG Corporation (NYSE:USG), a leading building products company, today announced that it has entered into a definitive agreement for the sale of its wholly-owned European business operations to affiliates of Gebr. Knauf Verwaltungsgesellschaft KG for approximately $80 million. That amount is subject to adjustment based on working capital and net debt levels at closing.

The businesses being sold include the manufacture and distribution of Donn® brand ceiling grid and SHEETROCK® brand finishing compounds throughout Europe, Russia and Turkey. “While USG’s European operations have been performing well, we prefer to focus our investment in higher growth markets,” said James S. Metcalf, Chairman, President and CEO. “We contacted more than 60 potentially interested parties, including both strategic buyers and private equity firms, and decided to sell the businesses following a thorough evaluation that produced strong interest. We’re pleased with the value we are receiving for this group of assets.”

Closing of the sale is subject to receipt of necessary governmental approvals and other customary closing conditions. Assuming receipt of the necessary approvals and satisfaction of these closing conditions, closing is expected to take place in the fourth quarter of this year.

USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the commercial, residential, and repair and remodel construction markets. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply branch locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG website at www.usg.com.

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